Exhibit 99.1

FOR IMMEDIATE RELEASE April 6, 2016	Nasdaq Capital Markets - GTIM

GOOD TIMES REPORTS Q2 SAME STORE SALES INCREASES
Good Times’ Same Store Sales Rise .5%, 3 Year Compound Increase of 27.1%
Bad Daddy’s Same Store Sales Rise 1.9%
New Bad Daddy’s Store Sales Hitting & Exceeding Target

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Good Times Burgers & Frozen Custard, a regional quick-service restaurant chain focused on fresh, high quality, all natural products and of Bad Daddy’s Burger Bar, a full service, upscale concept, today announced that its Good Times’ same store sales increased 0.5% in its second fiscal quarter ended March 31, 2016 over the prior year’s increase of 8.2%, and that its three year compound increase in same store sales was 27.1%. The Company reported that its Bad Daddy’s same store sales also increased 1.9% during the quarter.

Boyd Hoback, President & CEO, said “We are again very pleased with our second quarter sales at Good Times and Bad Daddy’s, particularly in light of the weather impact on both brands’ sales in January and March as well as the impact of the timing of the Easter holiday in March this year versus April last year.   We estimate that sales for both brands were negatively impacted by the Easter shift by approximately 0.5% for the quarter.  In addition, severe weather in North Carolina in January and in Colorado in March resulted in restaurant closures that impacted Bad Daddy’s sales by approximately 1.9% for the quarter.”

The Company also said that it has opened three new Bad Daddy’s since January 1, 2016.  Hoback added, “We opened our eighth Bad Daddy’s restaurant in Colorado at the Shops at Briargate in Colorado Springs this week, which makes a total of five new stores opened since the beginning of the fiscal year.  Importantly, our average weekly sales based on seasonality for the new stores exceeded our target of $2.5 million annual volume during the quarter.  We believe that bodes well for the new stores as we move into our prime sales seasons during our third and fourth fiscal quarters.”

The Company said that it plans to discuss its anticipated accelerated 2016 - 2017 development plans and new target markets during its second quarter earnings call in early May.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, natural cut fries, fresh lemonades and other unique offerings. Good Times currently operates and franchises a total of 37 restaurants.

GTIM owns, operates, franchises and licenses 18 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO (303) 384-1411
Jim Zielke, CFO (303) 384-1432
Christi Pennington (303) 384-1440